Exhibit 10.18

MERLIN LABS, INC.

129 South Street – 1st Floor

Boston MA 02111

September 19, 2025

Ryan Carrithers

Re: Employment Terms

Dear Ryan Carrithers,

Merlin Labs, Inc. (the “Company”), is pleased to offer you full-time employment in the exempt position of Chief Financial Officer, effective as of October 7, 2025 (the “Effective Date”), in which you will be responsible for such duties as are normally associated with such position or as otherwise determined by your supervisor. You will report to Matt George and your principal place of employment shall be the Company’s headquarters in the Greater Boston metropolitan area. It is understood that you will physically reside in the Greater Detroit metropolitan area until your relocation to the Greater Boston metropolitan area during fiscal 2026 but no later than June 30, 2026; therefore, in light of the collaborative and strategic nature of your position, you commit to being physically present and working from headquarters as frequently as necessary to successfully complete the tasks required for your role and to meet the requirements of the job, with the Company’s strong preference that such in-office days ordinarily fall on Tuesdays, Wednesdays, and Thursdays, unless business needs, approved travel, Company holidays, or legally protected leave reasonably preclude attendance on those specific days.

Relocation Bonus. In connection with your relocation, the Company will pay you a bonus equal to $150,000 (the “Relocation Bonus”). The Company will pay fifty percent (50%) of the Relocation Bonus within thirty (30) days following the Effective Date, and will pay the remaining fifty percent (50%) of the Relocation Bonus within thirty (30) days following your relocation to the Greater Boston metropolitan area (subject to your continued employment through your relocation date). If your employment is terminated for Cause or you voluntarily terminate you employment without Good Reason (as such terms are defined below), in either case, prior to the first anniversary of the Effective Date, you shall repay to the Company, within thirty (30) days following your last day of employment with the Company, a prorated portion of the Relocation Bonus paid to you prior to your termination of employment. The Company will have the right to offset such amounts against any compensation otherwise payable to you on the date of your termination of employment. In the event that the Company does not require you to relocate to the Greater Boston metropolitan area, you will not be entitled to any unpaid portion of the Relocation Bonus.

Base Salary. You will be paid a base salary at the annual rate of three-hundred sixty thousand dollars ($360,000), subject to required tax withholding and other authorized deductions. Your base salary will be payable in accordance with the Company’s standard payroll policies and subject to adjustment pursuant to the Company’s policies as in effect from time to time.

Annual Bonus. Commencing with 2026, you will be eligible to earn an annual cash performance bonus under the Company’s bonus plan, as approved from time to time by the board of directors (the “Board”). Your target annual bonus will be 40% of your base salary actually paid for the year to which such annual bonus relates. Your actual annual bonus will be determined on the basis of your and/or the Company’s attainment of financial or other performance criteria established by the Board or its designee in accordance with the terms and conditions of such bonus plan. You must be employed by the Company on the date of payment of such annual bonus in order to be eligible to receive such annual bonus. You hereby acknowledge and agree that nothing contained herein confers upon you any right to an annual bonus in any year, and that whether the Company pays you an annual bonus and the amount of any such annual bonus will be determined by the Company in its sole discretion.

deSPAC Bonus. In addition, you will receive a one-time bonus of two hundred thousand dollars ($200,000), payable within thirty (30) days following the successful completion of the Company’s deSPAC transaction (the “deSPAC Bonus”), subject to your continued employment until the completion of such transaction and further subject to the Repayment Obligations (as defined below).

Signing Bonus. You will also receive a one-time signing bonus of sixty-five thousand dollars ($65,000), payable within thirty (30) days following the Effective Date (the “Signing Bonus”), subject to the Repayment Obligations.

Repayment Obligations. The deSPAC Bonus and the Signing Bonus shall be subject to the following repayment obligations:

(a) If your employment is terminated by the Company for Cause or you resign your employment without Good Reason, in either case, within the first six (6) months following the Effective Date, you agree to repay to the Company one hundred percent (100%) of the Signing Bonus and deSPAC Bonus previously received, if any.

(b) If your employment is terminated by the Company for Cause or you resign your employment without Good Reason, in either case, after the first six (6) months but within twelve (12) months following the Effective Date, you agree to repay to the Company a pro-rata portion of the Signing Bonus and deSPAC Bonus previously received, if any. The repayment amount shall be reduced by one-sixth (1/6th) for each full month of employment completed after the initial six (6) month period.

(c) For purposes of this signing bonus repayment provision, “Cause” and “Good Reason” shall have the meanings ascribed to them below.

Stock Options. In connection with entering into this offer letter, following the Effective Date, the Company will recommend to the Board that it grant you an option to purchase 260,000 shares of the Company’s common stock (the “Stock Option”), subject to a four-year vesting schedule, at a per-share exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant (as determined by the Board of Directors in its sole discretion), provided that you are employed by the Company on the date of grant. The Stock Option will be subject to the terms, vesting schedules, and conditions of the Company’s 2018 Equity Incentive Plan, or such other plan that the Company may establish prior to the date of grant, and a stock option agreement to be entered into between you and the Company. This award is intended to be your primary long-term incentive package provided in connection with the commencement of your employment hereunder and may differ from the long-term incentive packages of other similarly situated executive-level employees. You shall, however, be eligible for the discretionary grant of stock options, restricted stock units, and other equity awards following the Effective Date as may be determined by the Board or its Compensation Committee.

Benefits. You will be eligible to participate in all of the employee benefits and benefit plans that the Company generally makes available to its regular full-time employees as applicable. You will be eligible for paid time off, vacation and/or paid sick leave in accordance with applicable law and Company policy.

Withholding. All payments to you under this offer letter will be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation and the Company and its affiliates are entitled to withholding any and all such taxes from amounts payable under this offer letter.

Employment Terms. As a condition of employment, you will be required (1) to sign and comply with an Employee Proprietary Information and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit A (the “PIIA”), which, among other things, prohibits unauthorized use or disclosure of Company proprietary information; (2) to sign and return a satisfactory I-9 Immigration form attached hereto as Exhibit B and provide sufficient documentation establishing your employment eligibility in the United States of America (enclosed is a list of acceptable INS Form I-9 documentation); and (3) to provide satisfactory proof of your identity as required by U.S. law. A further condition of your employment is satisfactory completion of a credit and/or criminal background check.

By signing below, you represent that your performance of services to the Company will not violate any duty which you may have to any other person or entity (such as a present or former employer), including obligations concerning providing services (whether or not competitive) to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and you agree that you will not do anything in the performance of services hereunder that would violate any such duty.

Notice of Termination. During the term of your employment, any termination of your employment by the Company or by you (other than by reason of death) shall be communicated by written notice (a “Notice of Termination”) from one Party hereto to the other Party hereto specifying the Date of Termination (as defined below). If the termination is by the Company for Cause (as defined below) or by you for Good Reason (as defined below), the Notice of Termination shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Cause or Good Reason, as applicable. The failure by the Company to set forth in the Notice of Termination all of the facts and circumstances which contribute to a showing of Cause (as defined below) shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing its rights hereunder.

Date of Termination. For purposes of this offer letter, “Date of Termination” shall mean the date of the termination of your employment with the Company specified in a Notice of Termination which, if submitted by you, shall be at least two (2) weeks following the date such Notice of Termination is provided to the Company; provided, however, that in the event that you deliver a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of the Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination, but the termination will still be considered a resignation by you.

Severance. In the event the Company terminates your employment without Cause (as defined below) or you resign for Good Reason (as defined below), and subject to your execution of a general release of claims, the Company will provide you the following severance benefits: (i) continued payment of your then-current annual base salary, at the Company’s regular payroll intervals, for a period of twelve (12) months following the date of termination; and (ii) continued health insurance coverage for you and your eligible dependents at the Company’s expense under COBRA for up to twelve (12) months following your date of termination.

For purposes hereof, “Cause” shall mean (i) a good faith finding by the Board (x) of repeated and willful failure by you after written notice to perform your reasonably assigned duties for the Company or (y) that you have engaged in dishonesty, gross negligence or misconduct; (ii) your conviction of, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony; (iii) a breach by you of any material provision of any invention and non-disclosure agreement, including without limitation the PIIA, any non-solicitation and/or non-competition agreement with the Company, or this offer letter, which breach is not cured within ten (10) days’ written notice by the Company; or (iv) your failure to relocate to the Greater Boston metropolitan area no later than March 31, 2026, unless mutually agreed to by you and the Company in writing.

“Good Reason” shall mean: (i) a material reduction in your authority, duties or responsibilities relative to those in effect immediately prior to such reduction; (ii) a reduction in your base salary (except for a reduction of no more than 10% of your base salary that is pursuant to a salary reduction program applicable generally to all similarly compensated executives), or target bonus percentage; or (iii) any other material breach of this offer letter by the Company. To resign for Good Reason, you must provide written notice to the Company within ninety (90) days after one of the conditions (i)-(iii) arises, allow the Company thirty (30) days to cure such condition, and you must terminate employment within thirty (30) days following the end of such cure period.

Code Section 409A. No amount that is deferred compensation subject to Section 409A of the Internal Revenue Code, as amended (the “Code”) shall be payable pursuant to this offer letter unless your termination of employment constitutes a “separation from service” from the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (“Section 409A”). For purposes of Section 409A, your right to receive any installment payments under this offer letter shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment. Notwithstanding the foregoing, no compensation or benefits, including without limitation any severance payments or benefits described above, shall be paid to you during the six (6)-month period following your “separation from service” from the Company if the Company determines that paying such amounts at the time or times indicated in this offer letter would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of your death), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period (without interest thereon).

Confidentiality. During and after your employment, you will be bound by the PIIA and you will not, except as required by law or for the proper performance of your duties, disclose or use any proprietary or confidential information of the Company or its affiliates.

Restrictive Covenants. As noted, in connection with your employment, you will be expected to execute the Company’s standard form of PIIA, which will include a six (6) month non-competition restrictive covenant and a twelve (12) month non-solicitation of employees and customers restrictive covenant.

Governing Law; Enforcement. This offer letter shall be interpreted and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to any conflicts of laws principles. If a court determines that any provision of this offer letter is unenforceable, such provision shall be reformed to the minimum extent necessary to render it enforceable under applicable law.

Entire Agreement; Amendment. This offer letter, together with the PIIA and any equity award agreements referenced herein, constitutes the entire understanding between you and the Company with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, representations and agreements. No amendment or modification of this offer letter, including any change to your duties, title, reporting level, compensation, bonus opportunity, equity participation, or principal place of employment, shall be effective unless set forth in a written agreement that expressly references this offer letter and is signed by both you and the Company’s Chief Executive Officer (or another officer duly authorized by the Board). The at-will nature of your employment may only be modified in the same manner.

(Signature Page Follows)

Please sign and date this offer letter and the PIIA via Docusign and return within 3 business days if you wish to accept employment at the Company under the terms described above, after which time this offer of employment will expire.

If you have any questions, regarding this offer letter or employment with the Company, please feel free to contact me at natalija.ulemek@merlinlabs.com. We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

MERLIN LABS, INC.

By:	/s/ Natalija Ulemek
Name:	Natalija Ulemek
Title:	VP of Talent Acquisition

Accepted by:

By:	/s/ Ryan Carrithers
Name:	Ryan Carrithers

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